Groupon Reports First Quarter 2022 Results
Outlines Plan to Grow Local Marketplace and Launch New Beauty and Wellness Marketplace
Reducing Cost Structure and Targeting 15-20% Adjusted EBITDA Margin, Minimum of $100 million in Free Cash Flow Annually Starting in 2023
Updates 2022 Financial Guidance
•Global revenue of $153.3 million
•Global billings of $460.7 million
•Net loss of $34.4 million
•Adjusted EBITDA of negative $7.0 million
•Exited Q1 with $403.0 million in cash
CHICAGO - May 9, 2022 - Groupon, Inc. (NASDAQ: GRPN) today announced its financial results for the first quarter ended March 31, 2022 and provided details on its recent operating progress. The company filed its Form 10-Q with the Securities and Exchange Commission and posted an updated presentation on its investor relations website (investor.groupon.com).
Growth Strategy
"Since joining Groupon as CEO in December, I’ve spent the majority of my time building an understanding of why we have not been able to successfully translate the significant assets we have - scale, data and customers - into a sustainable growth engine," said Kedar Deshpande, CEO of Groupon. "After five months, it is clearer to me that our assets are valuable, but they are underutilized. During the first quarter, with demand high, and capacity low, merchants simply did not need to leverage discounting as much as we expected. While we think this trend is transient, we intend to make bold moves that we believe will create a fundamentally better marketplace experience for our customers and merchant partners. We will primarily focus on addressing two key areas - reducing our expense structure and growing our marketplace by offering more differentiated inventory. If we are successful, we believe we can unlock significant value for all of our stakeholders. We believe success in these two areas will allow us to achieve our financial goals and position Groupon to grow in a variety of economic cycles."

1.Reducing our Expense Structure: We are incorporating an operational excellence approach and challenging long-held, base-level assumptions to quickly and substantially reduce our expense structure. We will do this by streamlining our technology platform, which is too big and expensive, and by automating our operating processes throughout the entire organization. These updates will save both time and money.
2.Offering More Differentiated Inventory: We will drive top line growth by moving beyond just offering highly discounted deals and begin to offer differentiated inventory that customers cannot find elsewhere. We plan to expand our inventory by:
•Creating curated inventory collections that will combine experiences and services in unique, new ways to both satisfy customer intent and deliver the "wow" factor customers want.

•Launching a new Beauty and Wellness marketplace experience dedicated to providing a great local selection of premium inventory that is not only on deep discount, to better serve high-intent customers. This new experience will be curated with new standalone branding and it will be built on our improved infrastructure and marketplace platform.
"We have sizable global scale - including nearly 16 million active Local customers and nearly 100 million visitor sessions per month," said Damien Schmitz, Interim CFO of Groupon. "By combining these underutilized assets with our new operating strategy to streamline our technology platform, automate processes, and unlock further cost reductions, we believe we can deliver full year adjusted EBITDA margin in the 15% to 20% range and generate a minimum of $100 million in annual free cash flow starting in 2023. These expectations along with our strong balance sheet that includes healthy cash reserves and investments, make us confident that we are well positioned to create value for our shareholders."
Outlook
In the second quarter, as a percentage of 2019, April Local billings have been trending in-line to slightly better than what we reported in the first quarter. Based on this, Groupon expects to deliver $155 million to $165 million of revenue and $0 million to $10 million of adjusted EBITDA.
For the full year 2022, Groupon expects to deliver $670 million to $700 million of revenue and $60 million to $80 million of adjusted EBITDA. Updated guidance reflects a more muted recovery outlook than our previous guidance, given what Groupon has observed year-to-date.
•At the low end of the guidance range, we are assuming Local recovery rates in the back half of the year only improve modestly versus current recovery levels.
•At the high end of the range, we are assuming Local recovery rates in the back half of the year are relatively in-line with the recovery rates in the second half of 2021.
•Financial guidance for the year does not include any benefit from new growth initiatives.

First Quarter 2022 Summary
All comparisons in this press release are year-over-year unless otherwise noted.
North America
•North America revenue was $110.2 million in the first quarter 2022, down 25% compared with the prior year, primarily attributable to lower Local and Goods gross billings. These declines were primarily attributable to a decrease in consumer demand in our Goods category and a decrease in consumer demand due to the new variant of COVID-19 in our Local category. North America Local revenue was $96.9 million in the first quarter 2022, down 23% compared with the prior year.
•North America gross profit in the first quarter 2022 was $94.2 million, down 28% compared with the prior year.
•North America active customers were 14.0 million as of March 31, 2022, down 8% compared with the balance as of March 31, 2021, primarily driven by declines in our Goods customer base.

International
•International revenue was $43.2 million in the first quarter 2022, down 63% (61% FX-neutral) compared with the prior year, primarily due to the transition of Goods to a third-party marketplace model. In a third-party marketplace model, we generate service revenue that is presented on a net basis compared with a first-party model, which recognizes revenue on a gross basis. The decline was also attributable to lower Goods gross billings due to a de-emphasis on our Goods category. These declines were partially offset by an increase in Local gross billings and improved customer refund levels. International Local revenue was $33.2 million, up 43% (51% FX-neutral) compared with the prior year period.
•International gross profit in the first quarter 2022 was $39.8 million, up 9% (15% FX-neutral) compared with the prior year period.
•International active customers were 8.2 million as of March 31, 2022, down 23% compared with the balance as of March 31, 2021, primarily driven by declines in our Goods customer base. International active Local customers increased 31% for the same period.
Consolidated
•Revenue was $153.3 million in the first quarter 2022, down 42% (41% FX-neutral) compared with the prior year. Local revenue was $130.1 million in the first quarter 2022, down 12% (11% FX-neutral) compared with the prior year.
•Gross profit was $134.0 million in the first quarter 2022, down 20% (18% FX-neutral) compared with the prior year period.
•SG&A was $126.4 million in the first quarter 2022, compared with $127.1 million in the prior year period.
•Marketing expense was $39.4 million, or 29% of gross profit, in the first quarter 2022 and in-line with fourth quarter 2021 levels. Marketing expense was $33.7 million in the first quarter 2021 and the increase in 2022 was driven primarily by increased investment in an effort to drive both consumer awareness and demand.
•Other expense, net was $4.9 million in the first quarter 2022, compared with income of $18.1 million in prior year period. Other income, net during the prior year was primarily driven by a $32.2 million cumulative foreign currency translation adjustment gain that was reclassified into earnings in the first quarter 2021 as a result of the substantial liquidation of our subsidiary in Japan as part of our restructuring actions.
•Net loss was $34.4 million in the first quarter 2022 compared with net income of $14.4 million in the prior year period.
•Net loss attributable to common stockholders in the first quarter 2022 was $34.9 million, or $1.17 per diluted share, compared with net income of $14.6 million, or $0.48 per diluted share, in the prior year. Non-GAAP net loss attributable to common stockholders was $23.9 million, or $0.80 per diluted share, in the first quarter 2022, compared with non-GAAP net income attributable to common stockholders of $7.5 million, or $0.25 per diluted share, in the prior year.
•Adjusted EBITDA, a non-GAAP financial measure, was negative $7.0 million in the first quarter 2022, compared with $30.4 million in the prior year.

•Global units sold in the first quarter 2022 were 12.7 million, down 29% compared with the prior year period, primarily driven by lower consumer demand in our Goods category and in our North America Local category. In the first quarter 2022, North America units were down 25% and 53% in Local and Goods compared with the prior year. International units were up 59% in Local and down 64% in Goods compared with the prior year.
•Operating cash flow for the first quarter 2022 was an outflow of $78.2 million, and free cash flow, a non-GAAP financial measure, was an outflow of $91.2 million. The outflow was primarily related to seasonal timing of payments to merchants and suppliers and the impact of COVID-19 of lower cash inflows from bookings, and other non-current assets and liabilities, partially offset by non-cash items, including depreciation and amortization and stock-based compensation.
•Cash and cash equivalents as of March 31, 2022 were $403.0 million. As of March 31, 2022, we had $100.0 million of outstanding borrowings under our revolving credit facility.
Definitions and reconciliations of all non-GAAP financial measures and additional information regarding operating measures are included below in the section titled "Non-GAAP Financial Measures and Operating Metrics" and in the accompanying tables.
Conference Call
A conference call will be webcast Monday, May 9, 2022 at 4:30 p.m. CT / 5:30 p.m. ET and will be available on Groupon’s investor relations website at https://investor.groupon.com. This call will contain forward-looking statements and other material information regarding our financial and operating results.
Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations website (investor.groupon.com) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures and Operating Metrics
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Foreign exchange rate neutral operating results, adjusted EBITDA, adjusted EBITDA margin, non-GAAP income (loss) from operations before provision (benefit) for income taxes, non-GAAP net income (loss) attributable to common stockholders, non-GAAP income (loss) per share, non-GAAP provision (benefit) for income taxes and free cash flow. These non-GAAP financial measures, which are presented on an operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP

Reconciliation Schedules" and "Supplemental Financial and Operating Metrics" included in the tables accompanying this release.
We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.
Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.
Interest and other non-operating items. Interest and other non-operating items include gains and losses related to minority investments, foreign currency gains and losses, a loss on extinguishment of debt, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.
Special charges and credits. For the three months ended March 31, 2022 and 2021, special charges and credits included charges related to our restructuring plan. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.
Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:
Foreign exchange rate neutral operating results show current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. These measures are intended to facilitate comparisons to our historical performance.
Adjusted EBITDA is a non-GAAP performance measure that we define as income (loss) from operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation and other special charges and credits, including items that are unusual in nature or infrequently occurring. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenue. Our definition of adjusted EBITDA and adjusted EBITDA margin may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. However, adjusted EBITDA is not intended to be a substitute for income (loss) from operations.
Non-GAAP income (loss) from operations before provision (benefit) for income taxes, Non-GAAP net income (loss) attributable to common stockholders and non-GAAP income (loss) per diluted share are non-GAAP performance measures that adjust our net income attributable to common stockholders and earnings per share to exclude the impact of:
•stock-based compensation,
•amortization of acquired intangible assets,
•special charges and credits, including restructuring charges, goodwill and long-lived asset impairment charges and strategic advisor costs,
•non-cash interest expense on convertible senior notes and loss on extinguishment of debt,
•non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative foreign currency translation adjustments into earnings as a result of business dispositions or country exits,
•non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,
•non-operating gains and losses from sales of minority investments, and
•income (loss) from discontinued operations.
We believe that excluding the above items from our measures of non-GAAP income from operations before provision (benefit) for income taxes, non-GAAP net income attributable to common stockholders and non-GAAP income per diluted share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.
Non-GAAP provision (benefit) for income taxes reflects our current and deferred tax provision computed based on non-GAAP income from operations before provision (benefit) for income taxes.
Free cash flow is a non-GAAP liquidity measure that comprises net cash provided by operating activities from operations less purchases of property and equipment and capitalized software from operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal use and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in our cash balance for the applicable period.
Descriptions of the operating metrics included in this release and the accompanying tables are as follows:
Gross billings is the total dollar value of customer purchases of goods and services. Gross billings is presented net of customer refunds, order discounts and sales and related taxes. The substantial majority of our service revenue transactions are comprised of sales of vouchers and similar transactions in which we collect the transaction price from the customer and remit a portion of the transaction price to the third-party merchant who will provide the related goods or services. For these transactions, gross billings differs from revenue reported in our condensed consolidated statements of operations, which is presented net of the merchant's share of the transaction price. For product revenue transactions, gross billings is equivalent to product revenue reported in our condensed consolidated statements of operations. Gross billings is an indicator of our growth and business performance as it measures the dollar volume of transactions generated through our marketplaces. Tracking gross billings on service revenue transactions also allows us to monitor the percentage of gross billings that we are able to retain after payments to merchants. However, we are focused on achieving long-term gross profit and Adjusted EBITDA growth.
Active customers are unique user accounts that have made a purchase during the trailing twelve months ("TTM") either through one of our online marketplaces or directly with a merchant for which we earned a commission. We consider this metric to be an important indicator of our business performance as it helps us to understand how the number of customers actively purchasing our offerings is trending. Some customers could establish and make purchases from more than one account, so it is possible that our active customer metric may count certain customers more than once in a given period. We do not include consumers who solely make purchases with retailers using digital coupons accessed through our websites or mobile applications in our active customer metric, nor do we include consumers who solely make purchases of our inventory through third-party marketplaces with which we partner.
Units are the number of purchases during the reporting period, before refunds and cancellations, made either through one of our online marketplaces, a third-party marketplace, or directly with a merchant for which we earn a commission. We do not include purchases with retailers using digital coupons accessed through our websites or mobile applications in our units metric. We consider units to be an important indicator of the total volume of business conducted through our marketplaces. We report units on a gross basis prior to the consideration of customer refunds and therefore units are not always a good proxy for gross billings.
We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking U.S. GAAP financial measure that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. Forward-looking non-GAAP financial measures provided without the most directly comparable U.S. GAAP financial measures may vary materially from the corresponding U.S. GAAP financial measures.
Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. The words "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "intend," "continue" and other similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, effects of the ongoing COVID-19 pandemic or other pandemics or disease outbreaks on our business; our ability to execute, and achieve the expected benefits of, our go-forward strategy; execution of our business and marketing strategies; volatility in our operating results; challenges arising from our international operations, including fluctuations in currency exchange rates, legal and regulatory developments in the jurisdictions in which we operate and geopolitical instability resulting from the conflict in Ukraine; global economic uncertainty, including as a result of the inflationary environment; retaining and adding high quality merchants and third-party business partners; retaining existing customers and adding new customers; competing successfully in our industry; providing a strong mobile experience for our customers; managing refund risks; retaining and attracting members of our executive team and other qualified personnel; customer and merchant fraud; payment-related risks; our reliance on email, internet search engines and mobile application marketplaces to drive traffic to our marketplace; cybersecurity breaches; maintaining and improving our information technology infrastructure; reliance on cloud-based computing platforms; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; lack of control over minority investments; managing inventory and order fulfillment risks; claims related to product and service offerings; protecting our intellectual property; maintaining a strong brand; the impact of future and pending litigation; compliance with domestic and foreign laws and regulations, including the CARD Act, GDPR and regulation of the Internet and e-commerce; classification of our independent contractors or employees; risks relating to information or content published or made available on our websites or service offerings we make available; exposure to greater than anticipated tax liabilities; adoption of tax legislation; impacts if we become subject to the Bank Secrecy Act or other anti-money laundering or money transmission laws or regulations; our ability to raise capital if necessary; risks related to our access to capital and outstanding indebtedness, including our convertible senior notes; our common stock, including volatility in our stock price; our ability to realize the anticipated benefits from the capped call transactions relating to our convertible senior notes; and those risks and other factors discussed in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2021 and Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and our other filings with the Securities and Exchange Commission (the "SEC"), copies of which may be obtained by visiting the company's Investor Relations web site at investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.
You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither Groupon nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect our expectations as of May 9, 2022. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.
About Groupon
Groupon (www.groupon.com) (NASDAQ: GRPN) is an experiences marketplace where consumers discover fun things to do and local businesses thrive. For our customers, this means giving them an amazing selection of experiences at great values. For our merchants, this means making it easy for them to partner with Groupon and reach millions of consumers around the world. To find out more about Groupon, please visit press.groupon.com.
Contacts:
Investor Relations
Jennifer Beugelmans
Jordan Kever
Megan Petrous
ir@groupon.com

Public Relations
Nick Halliwell
press@groupon.com

Groupon, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$403,006	$498,726
Accounts receivable, net	52,229	36,755
Prepaid expenses and other current assets	53,934	52,570
Total current assets	509,169	588,051
Property, equipment and software, net	70,575	73,581
Right-of-use assets - operating leases, net	43,037	47,958
Goodwill	215,755	216,393
Intangible assets, net	22,801	24,310
Investments	119,541	119,541
Deferred income taxes	62,677	62,945
Other non-current assets	25,598	25,102
Total assets	$1,069,153	$1,157,881
Liabilities and equity
Current liabilities:
Short-term borrowings	$100,000	$100,000
Accounts payable	29,155	22,165
Accrued merchant and supplier payables	232,217	269,509
Accrued expenses and other current liabilities	217,909	239,313
Total current liabilities	579,281	630,987
Convertible senior notes, net	223,781	223,403
Operating lease obligations	50,666	58,747
Other non-current liabilities	30,583	34,448
Total liabilities	884,311	947,585
Commitment and contingencies
Stockholders' equity
Common stock, par value $0.0001 per share, 100,500,000 shares authorized; 40,226,840 shares issued and 29,932,723 shares outstanding at March 31, 2022; 40,007,255 shares issued and 29,713,138 shares outstanding at December 31, 2021	4	4
Additional paid-in capital	2,300,558	2,294,215
Treasury stock, at cost, 10,294,117 shares at March 31, 2022 and December 31, 2021	(922,666)	(922,666)
Accumulated deficit	(1,191,720)	(1,156,868)
Accumulated other comprehensive income (loss)	(1,444)	(4,813)
Total Groupon, Inc. stockholders' equity	184,732	209,872
Noncontrolling interests	110	424
Total equity	184,842	210,296
Total liabilities and equity	$1,069,153	$1,157,881

Groupon, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
Service	$153,320	$172,624
Product	—	91,193
Total revenue	153,320	263,817
Cost of revenue:
Service	19,319	18,425
Product	—	78,409
Total cost of revenue	19,319	96,834
Gross profit	134,001	166,983
Operating expenses:
Marketing	39,416	33,666
Selling, general and administrative	126,420	127,143
Restructuring and related charges	312	7,422
Total operating expenses	166,148	168,231
Income (loss) from operations	(32,147)	(1,248)
Other income (expense), net	(4,880)	18,123
Income (loss) from operations before provision (benefit) for income taxes	(37,027)	16,875
Provision (benefit) for income taxes	(2,675)	2,427
Net income (loss)	(34,352)	14,448
Net (income) loss attributable to noncontrolling interests	(500)	110
Net income (loss) attributable to Groupon, Inc.	$(34,852)	$14,558

Net income (loss) per share:
Basic	$(1.17)	$0.50
Diluted	$(1.17)	$0.48

Weighted average number of shares outstanding:
Basic	29,862,879	29,028,489
Diluted	29,862,879	30,265,563

Groupon, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended March 31,
	2022	2021
Operating activities
Net income (loss)	$(34,352)	$14,448
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property, equipment and software	15,200	14,727
Amortization of acquired intangible assets	2,169	2,292
Stock-based compensation	7,506	7,179
Foreign currency translation adjustments reclassified into earnings	—	(32,228)
Change in assets and liabilities:
Accounts receivable	(15,963)	(2,812)
Prepaid expenses and other current assets	(2,092)	(1,640)
Right-of-use assets - operating leases	4,609	5,122
Accounts payable	7,088	5,896
Accrued merchant and supplier payables	(35,904)	(76,884)
Accrued expenses and other current liabilities	(18,366)	9,823
Operating lease obligations	(7,648)	(6,007)
Other, net	(411)	13,679
Net cash provided by (used in) operating activities	(78,164)	(46,405)
Investing activities
Purchases of property and equipment and capitalized software	(13,001)	(12,040)
Acquisitions of intangible assets and other investing activities	(915)	(704)
Net cash provided by (used in) investing activities	(13,916)	(12,744)
Financing activities
Proceeds from issuance of 2026 convertible notes	—	200,000
Proceeds from (payments of) borrowings under revolving credit agreement	—	(100,000)
Issuance costs for 2026 convertible notes and revolving credit agreement	—	(6,572)
Purchase of capped call transactions	—	(23,840)
Taxes paid related to net share settlements of stock-based compensation awards	(2,523)	(4,901)
Payments of finance lease obligations	(218)	(2,061)
Other financing activities	(223)	(8)
Net cash provided by (used in) financing activities	(2,964)	62,618
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(771)	(7,466)
Net increase (decrease) in cash, cash equivalents and restricted cash	(95,815)	(3,997)
Cash, cash equivalents and restricted cash, beginning of period	499,483	851,085
Cash, cash equivalents and restricted cash, end of period	$403,668	$847,088

Groupon, Inc.
Supplemental Financial and Operating Metrics
(dollars and units in thousands; TTM active customers in millions)
(unaudited)

	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
North America Segment:						Q1 2022
Gross billings (1):						Y/Y Growth
Local	$281,296	$337,192	$318,825	$327,268	$249,290	(11.4)%
Travel	31,460	39,232	23,519	24,304	24,014	(23.7)
Goods	69,768	56,643	43,096	61,248	36,608	(47.5)
Total gross billings	$382,524	$433,067	$385,440	$412,820	$309,912	(19.0)%
Revenue:
Local	$125,374	$139,853	$129,131	$136,110	$96,921	(22.7)%
Travel	5,959	8,143	4,791	5,500	4,949	(16.9)
Goods	15,911	12,792	9,189	14,302	8,294	(47.9)
Total revenue	$147,244	$160,788	$143,111	$155,912	$110,164	(25.2)%
Gross profit:
Local	$112,426	$124,821	$115,184	$119,845	$83,758	(25.5)%
Travel	4,718	6,612	3,762	4,349	3,654	(22.6)
Goods	13,224	10,769	7,864	12,089	6,835	(48.3)
Total gross profit	$130,368	$142,202	$126,810	$136,283	$94,247	(27.7)%

Contribution profit (2)	$107,600	$109,025	$88,508	$92,505	$66,256	(38.4)%

International Segment:						Q1 2022
Gross billings:						Y/Y Growth	Fx Effect	Y/Y Growth excluding FX (3)
Local	$69,674	$89,877	$103,984	$129,960	$99,660	43.0	8.1	51.1%
Travel	3,459	16,395	20,154	19,583	15,762	NM	32.5	NM
Goods	98,315	68,250	43,412	58,234	35,350	(64.0)	2.6	(61.4)
Total gross billings	$171,448	$174,522	$167,550	$207,777	$150,772	(12.1)	5.5	(6.6)%
Revenue:
Local	$23,189	$40,329	$46,071	$46,277	$33,150	43.0	8.2	51.2%
Travel	847	3,464	3,915	4,797	3,227	NM	26.6	NM
Goods	92,537	61,377	21,074	16,176	6,779	(92.7)	0.6	(92.1)
Total revenue	$116,573	$105,170	$71,060	$67,250	$43,156	(63.0)	2.3	(60.7)%
Gross profit:
Local	$21,427	$38,192	$43,876	$43,409	$30,554	42.6	8.3	50.9%
Travel	713	3,154	3,576	4,442	2,817	NM	27.6	NM
Goods	14,475	10,395	7,177	10,617	6,383	(55.9)	3.2	(52.7)
Total gross profit	$36,615	$51,741	$54,629	$58,468	$39,754	8.6	6.6	15.2%

Contribution profit	$25,717	$41,198	$39,772	$44,011	$28,329	10.2%

Consolidated Results of Operations:
Gross billings:
Local	$350,970	$427,069	$422,809	$457,228	$348,950	(0.6)	1.6	1.0%
Travel	34,919	55,627	43,673	43,887	39,776	13.9	3.2	17.1
Goods	168,083	124,893	86,508	119,482	71,958	(57.2)	1.5	(55.7)
Total gross billings	$553,972	$607,589	$552,990	$620,597	$460,684	(16.8)	1.6	(15.2)%
Revenue:
Local	$148,563	$180,182	$175,202	$182,387	$130,071	(12.4)	1.2	(11.2)%
Travel	6,806	11,607	8,706	10,297	8,176	20.1	3.3	23.4
Goods	108,448	74,169	30,263	30,478	15,073	(86.1)	0.5	(85.6)
Total revenue	$263,817	$265,958	$214,171	$223,162	$153,320	(41.9)	1.0	(40.9)%
Gross profit:
Local	$133,853	$163,013	$159,060	$163,254	$114,312	(14.6)	1.2	(13.4)%
Travel	5,431	9,766	7,338	8,791	6,471	19.1	3.3	22.4
Goods	27,699	21,164	15,041	22,706	13,218	(52.3)	1.6	(50.7)
Total gross profit	$166,983	$193,943	$181,439	$194,751	$134,001	(19.8)	1.4	(18.4)%

Contribution profit	$133,317	$150,223	$128,280	$136,516	$94,585	(29.1)%
Net cash provided by (used in) operating activities from continuing operations	$(46,405)	$(34,365)	$(74,176)	$30,988	$(78,164)	(68.4)%
Free cash flow	$(58,445)	$(46,785)	$(87,581)	$19,223	$(91,165)	(56.0)%

	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
Active customers: (4)
North America	15.2	15.2	15.0	14.8	14.0
International	10.6	9.7	9.0	8.5	8.2
Total active customers	25.8	24.9	24.0	23.3	22.2

North America Units:
Local	8,266	8,873	8,196	8,811	6,181
Goods	3,081	2,330	1,849	2,631	1,450
Travel	193	191	128	130	123
Total North America units	11,540	11,394	10,173	11,572	7,754

International Units:
Local	2,091	2,583	3,683	4,283	3,329
Goods	4,121	2,598	1,770	2,843	1,471
Travel	51	103	120	115	112
Total International units	6,263	5,284	5,573	7,241	4,912

Consolidated Units:
Local	10,357	11,456	11,879	13,094	9,510
Goods	7,202	4,928	3,619	5,474	2,921
Travel	244	294	248	245	235
Total consolidated units	17,803	16,678	15,746	18,813	12,666

Headcount:
Sales (5)	1,207	1,094	1,104	1,079	1,028
Other	2,768	2,726	2,702	2,596	2,536
Total headcount	3,975	3,820	3,806	3,675	3,564

(1)Represents the total dollar value of customer purchases of goods and services.
(2)Represents gross profit less marketing expense.
(3)Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.
(4)Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.
(5)Includes merchant sales representatives, as well as sales support personnel.

Groupon, Inc.
Non-GAAP Reconciliation Schedules
(in thousands, except share and per share amounts)
(unaudited)
    The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Net income (loss):

	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
Net income (loss)	$14,448	$(3,129)	$78,701	$30,328	$(34,352)
Adjustments:
Stock-based compensation	7,179	9,738	8,204	8,048	7,506
Depreciation and amortization	17,019	18,971	17,617	19,212	17,369
Restructuring and related charges (1)	7,422	14,245	12,483	7,745	312
Other (income) expense, net (2)	(18,123)	2,927	(82,533)	5,049	4,880
Provision (benefit) for income taxes	2,427	(1,789)	135	(33,096)	(2,675)
Total adjustments	15,924	44,092	(44,094)	6,958	27,392
Adjusted EBITDA	$30,372	$40,963	$34,607	$37,286	$(6,960)
(1)Restructuring and related charges includes $7.7 million of long-lived asset impairments for the three months ended September 30, 2021.
(2)Other income (expense), net includes a $32.2 million cumulative foreign currency translation adjustment gain that was reclassified into earnings as a result of the substantial liquidation of our subsidiary in Japan as part our restructuring actions for the three months ended March 31, 2021 and an $89.1 million unrealized gain due to an upward adjustment for an observable price change of an other equity investment for the three months ended September 30, 2021.
The following is a reconciliation of our outlook for Adjusted EBITDA to our outlook for the most comparable U.S. GAAP performance measure, Net income (loss).

	Three Months Ended June 30, 2022	Year Ended December 31, 2022
Expected Net income (loss)	$(26,000) - (18,000)	$(53,000) - (38,000)
Expected adjustments:
Stock-based compensation	8,000	31,000
Depreciation and amortization	16,000	65,000
Non-operating expense (income), net	2,000	10,000
Provision (benefit) for income taxes	0 - 2,000	7,000 - 12,000
Total expected adjustments	26,000 - 28,000	113,000 - 118,000
Expected Adjusted EBITDA	$0 - 10,000	$60,000 - 80,000
The outlook provided above does not reflect the potential impact of any contemplated business or asset acquisitions or dispositions, changes in the fair values of investments or deferred tax asset valuation allowances, foreign currency gains or losses or unusual or infrequently occurring items that may occur during the remainder of 2022. The outlook includes restructuring and related charges in Non-operating expense (income), net.

    The following is a reconciliation of non-GAAP net income (loss) attributable to common stockholders to net income (loss) attributable to common stockholders and a reconciliation of non-GAAP net income (loss) per share to diluted net income (loss) per share for three months ended March 31, 2022 and 2021.

	Three Months Ended March 31,
	2022	2021
Net income (loss) attributable to common stockholders	$(34,852)	$14,558
Less: Net income (loss) attributable to noncontrolling interest	(500)	110
Net income (loss)	(34,352)	14,448
Less: Provision (benefit) for income taxes	(2,675)	2,427
Income (loss) before provision (benefit) for income taxes	(37,027)	16,875
Stock-based compensation	7,506	7,179
Amortization of acquired intangible assets	2,169	2,292
Restructuring and related charges	312	7,422
Intercompany foreign currency losses (gains), foreign currency translation adjustments reclassified into earnings and other	3,536	(15,233)
Non-cash interest expense on convertible senior notes and loss on extinguishment of debt	377	303
Non-GAAP income (loss) before provision (benefit) for income taxes	(23,127)	18,838
Less: Non-GAAP provision (benefit) for income taxes	307	11,429
Non-GAAP net income (loss)	(23,434)	7,409
Net (income) loss attributable to noncontrolling interest	(500)	110
Non-GAAP net income (loss) attributable to common stockholders	(23,934)	7,519
Plus: Cash interest expense from assumed conversion of convertible senior notes (1)	—	—
Non-GAAP net income (loss) attributable to common stockholders plus assumed conversions	$(23,934)	$7,519

Weighted-average shares of common stock - diluted	29,862,879	30,265,563
Impact of dilutive securities	—	(195,733)
Weighted-average shares of common stock - non-GAAP	29,862,879	30,069,830

Diluted net income (loss) per share	$(1.17)	$0.48
Impact of non-GAAP adjustments and related tax effects	0.37	(0.23)
Non-GAAP diluted net income (loss) per share	$(0.80)	$0.25
(1)Adjustment to interest expense for assumed conversion of convertible senior notes excludes non-cash interest expense that has been added back above in calculating non-GAAP net income (loss) attributable to common stockholders.
Free cash flow is a non-GAAP liquidity measure. The following is a reconciliation of free cash flow to the most comparable U.S. GAAP liquidity measure, Net cash provided by (used in) operating activities from continuing operations.

	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
Net cash provided by (used in) operating activities	$(46,405)	$(34,365)	$(74,176)	$30,988	$(78,164)
Purchases of property and equipment and capitalized software	(12,040)	(12,420)	(13,405)	(11,765)	(13,001)
Free cash flow	$(58,445)	$(46,785)	$(87,581)	$19,223	$(91,165)

Net cash provided by (used in) investing activities	$(12,744)	$(9,223)	$(11,530)	$(12,314)	$(13,916)
Net cash provided by (used in) financing activities	$62,618	$(241,039)	$(2,047)	$(3,382)	$(2,964)